                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                            Current Report Pursuant
                         to Section l3 or l5(d) of the
                        Securities Exchange Act of l934

        Date of report (date of earliest event reported): June 9, 1999


                            The Metzler Group, Inc.
                            -----------------------
            (Exact Name of Registrant as Specified in Its Charter)


                                   Delaware
                                   --------
                (State or Other Jurisdiction of Incorporation)


             0-28830                                      36-4094854
             -------                                      ----------
   (Commission File Number)                    (IRS Employer Identification No.)


    615 N. Wabash, Chicago, Illinois                         60611
----------------------------------------                  ----------
(Address of Principal Executive Offices)                  (Zip Code)


                                (312) 573-5600
                                --------------
             (Registrant's Telephone Number, Including Area Code)

Item 5. Other Events

The Metzler Group, Inc. (the "Company") completed three business combinations during the quarter ended March 31, 1999 which have been accounted for as poolings of interests. Selected consolidated and supplemental financial information that has been restated for these poolings of interests is provided in the attached exhibits.

(a) Audited Consolidated Financial Statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as restated.

(b) Selected Financial Data as of and for each of the five years in the period ended December 31, 1998, as restated.

(c)  Unaudited Quarterly Operating Information, as restated.

Item 5 (a) Audited Consolidated Financial Statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as restated.

                       INDEX TO THE FINANCIAL STATEMENTS

                            THE METZLER GROUP, INC.

Independent Auditors' Report................................................ F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

Item 5 (b) Selected Financial Data as of and for each of the five years in the period ended December 31, 1998, as restated.

Item 5 (c) Unaudited Quarterly Operating Information, as restated.

                         Independent Auditors' Report
                         ----------------------------


The Board of Directors
The Metzler Group, Inc.

We have audited the combination of The Metzler Group, Inc. and subsidiaries ("the Company"), Strategic Decisions Group, Inc., Triad International, and GeoData Solutions, Inc. as reflected in the accompanying consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combination of the Company, Strategic Decisions Group, Inc., Triad International, and GeoData Solutions, Inc. as reflected in these consolidated financial statements based on our audit procedures.

We previously audited and reported on the consolidated balance sheets of the Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, prior to their restatement for the 1999 poolings-of-interests with Strategic Decisions Group, Inc., Triad International, and GeoData Solutions, Inc. and have issued our report thereon dated February 10, 1999 which report was based in part on reliance of other auditors. Such report and the accompanying consolidated financial statements are included in the Company's Annual Report on Form 10-K dated December 31, 1998. The contribution of the Company to combined restated assets as reflected in the consolidated financial statements represented 98 percent and 41 percent as of December 31, 1998 and 1997, respectively; to combined restated revenues represented 97 percent, 37 percent and 42 percent; and to combined restated net income represented 94 percent, 39 percent and 42 percent for the years ended December 31, 1998, 1997 and 1996, respectively. Separate consolidated financial statements of GeoData Solutions, Inc. were audited by other auditors who have issued their reports thereon dated February 12, 1999 and September 16, 1998, respectively.

In our opinion, the consolidated financial statements referred to above have been properly combined on the basis described in Note 3 of the notes to the consolidated financial statements.

                                              /s/ KPMG LLP
Chicago, Illinois
June 9, 1999

                   THE METZLER GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1998        1997
                                                                       --------    --------
ASSETS
Current assets:
 Cash and cash equivalents...........................................   $120,448   $ 47,236
 Accounts receivable, net............................................    100,993     77,992
 Prepaid and other current assets....................................      8,770      4,896
                                                                        --------   --------
   Total current assets..............................................    230,211    130,124
Property and equipment, net..........................................     27,624     18,903
Other assets.........................................................      2,103      2,460
                                                                        --------   --------
   Total assets......................................................   $259,938   $151,487
                                                                        ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt.....................................................      3,802     11,398
 Accounts payable and accrued liabilities............................     20,092     11,863
 Accrued compensation and project costs..............................     42,594     24,806
 Income taxes payable................................................      3,874      3,916
 Deferred income taxes...............................................      6,342      5,305
 Stockholder distribution payable....................................         --      5,357
 Other current liabilities...........................................     12,046      7,071
                                                                        --------   --------
   Total current liabilities.........................................     88,750     69,716
Long-term debt.......................................................         --        453
Deferred income taxes................................................      2,034        979
Other non-current liabilities........................................        209      8,099
                                                                        --------   --------
   Total liabilities.................................................     90,993     79,247
                                                                        --------   --------
Stockholders' equity:
 Preferred stock, $.001 par value; 3,000 shares
  authorized; no shares issued or outstanding........................         --         --
 Common stock, $.001 par value; 75,000 shares authorized;
  42,327 and 38,367 shares issued and outstanding in 1998
  and 1997, respectively.............................................         42         38
 Additional paid-in capital..........................................    136,861     58,534
 Notes receivable from stockholders..................................         --     (2,755)
 Accumulated other comprehensive income..............................        (30)       (59)
 Retained earnings...................................................     32,072     16,482
                                                                        --------   --------
   Total stockholders' equity........................................    168,945     72,240
                                                                        --------   --------
   Total liabilities and stockholders' equity........................   $259,938   $151,487
                                                                        ========   ========

       See accompanying Notes to the Consolidated Financial Statements.

                   THE METZLER GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            --------------------------------
                                              1998        1997        1996
                                            --------    --------    --------
Revenues..................................  $348,000    $256,655    $219,216
Cost of services..........................   200,155     148,913     127,525
                                            --------    --------    --------
  Gross profit............................   147,845     107,742      91,691
General and administrative expenses.......    92,618      78,393      74,048
Merger-related costs......................    12,778       1,312          --
                                            --------    --------    --------
  Operating income........................    42,449      28,037      17,643
                                            --------    --------    --------
Other expense (income):
  Interest income.........................    (3,170)     (1,156)       (420)
  Interest expense........................       716         465         842
  Other, net..............................      (303)       (407)        (12)
                                            --------    --------    --------
    Total other expense (income)..........    (2,757)     (1,098)        410
                                            --------    --------    --------
Income before income tax expense..........    45,206      29,135      17,233
  Income tax expense......................    26,497       9,357         368
                                            --------    --------    --------
Net Income................................  $ 18,709    $ 19,778    $ 16,865
                                            ========    ========    ========
Earnings per basic share:
  Net income..............................  $   0.46    $   0.55    $   0.48
  Shares used in computing earnings per
   basic share............................    40,271      36,102      35,256
Earnings per dilutive share:
  Net income..............................  $   0.45    $   0.54    $   0.47
  Shares used in computing earnings per
   dilutive share.........................    41,698      36,630      35,585
Pro forma income data
 (unaudited):
  Net income..............................  $ 18,709    $ 19,778    $ 16,865
  Pro forma decrease (increase) to income
   tax expense............................     6,628      (2,588)     (6,698)
  Pro forma adjustment to executive
   compensation expense, net of tax.......     2,267          --          --
                                            --------    --------    --------
  Pro forma net income....................  $ 27,604    $ 17,190    $ 10,167
                                            ========    ========    ========
  Pro forma net income per basic share....  $   0.69    $   0.48    $   0.29
  Pro forma net income per dilutive share.  $   0.66    $   0.47    $   0.29

        See accompanying Notes to the Consolidated Financial Statements

                   THE METZLER GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (In thousands)

                           Preferred                                   Notes        Accumulated
                             Stock       Common Stock   Additional   Receivable        Other                       Total
                         -------------  --------------    Paid-In       From        Comprehensive    Retained   Stockholders'
                         Shares Amount  Shares  Amount    Capital    Stockholders      Income        Earnings      Equity
                         ------ ------  ------  ------  ----------   ------------   -------------    ---------  -------------
Balance at December 31,
 1995...................    --   $--    35,084   $  35    $  9,094     $(1,576)         $ --          $  7,038     $ 14,591
 Comprehensive income...    --    --        --      --          --          --             6            16,865       16,871
 Issuance of common
  stock.................    --    --     4,553       5      42,152      (1,619)           --                --       40,538
 Purchase of common
  stock.................    --    --    (3,432)     (4)     (8,460)         --            --            (1,794)     (10,258)
 Distributions..........    --    --        --      --          --        (162)           --            (8,403)      (8,565)
 Interest on notes
  receivable from
  stockholders..........    --    --        --      --         156        (156)           --                --           --
 Collection of notes
  receivable from
  stockholders..........    --    --        --      --          --         468            --                --          468
                           ---   ---    ------   -----    --------     -------          ----          --------     --------
Balance at December 31,
 1996...................    --    --    36,205      36      42,942      (3,045)            6            13,706       53,645
 Comprehensive income...    --    --        --      --          --          --           (65)           19,778       19,713
 Issuance of common
  stock.................    --    --     2,697       3      25,737         (87)           --               780       26,433
 Purchase of common
  stock.................    --    --      (535)     (1)    (10,340)         44            --              (228)     (10,525)
 Distributions..........    --    --        --      --          --        (351)           --           (17,554)     (17,905)
 Interest on notes
  receivable from
  stockholders..........    --    --        --      --         195        (195)           --                --           --
 Collection of notes
  receivable from
  stockholders..........    --    --        --      --          --         879            --                --          879
                           ---   ---    ------   -----    --------     -------          ----          --------     --------
Balance at December 31,
 1997...................    --    --    38,367      38      58,534      (2,755)          (59)           16,482       72,240
 Comprehensive income...    --    --        --      --          --          --            29            18,709       18,738
 Issuance of common
  stock.................    --    --     4,556       5      97,240          --            --                --       97,245
 Purchase of common
  stock.................    --    --      (596)     (1)    (18,921)         --            --                --      (18,922)
 Distributions..........    --    --        --      --          --          --            --            (3,119)      (3,119)
 Interest on notes
  receivable from
  stockholders..........    --    --        --      --           8          (8)           --                --           --
 Collection of notes
  receivable from
  stockholders..........    --    --        --      --          --       2,763            --                --        2,763
                           ---   ---    ------   -----    --------     -------          ----          --------     --------
Balance at December 31,
 1998...................    --   $--    42,327   $  42    $136,861     $    --          $(30)         $ 32,072     $168,945
                           ===   ===    ======   =====    ========     =======          ====          ========     ========

       See accompanying Notes to the Consolidated Financial Statements.

                   THE METZLER GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                       FOR THE YEARS ENDED DECEMBER 31
                                                    ------------------------------------
                                                      1998         1997           1996
                                                    --------     --------       --------
Cash flows from operating activities:
  Net income......................................  $ 18,709     $ 19,778       $ 16,865
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...................     6,092        3,910          3,675
  Provision for bad debts.........................     2,121          235          1,852
  Deferred income taxes...........................     2,092        2,667           (695)
  Other non-cash items, net.......................      (107)        (728)            80
  Changes in assets and liabilities, net of
   acquisitions:
    Accounts receivable...........................   (25,122)     (12,706)       (15,071)
    Prepaid expenses and other assets.............    (3,874)      (1,468)           823
    Accounts payable and accrued
     liabilities..................................     8,229        3,177          3,375
    Accrued compensation and project costs........    11,214       (1,136)        11,406
    Income taxes payable..........................       (42)       3,020            565
    Other current liabilities.....................     4,975        2,375         (5,272)
                                                    --------     --------       --------
      Net cash provided by operating activities...    24,287       19,124         17,603
                                                    --------     --------       --------
Cash flows from investing activities:
  Purchase of property and equipment..............   (15,008)      (9,210)        (5,749)
  Other, net......................................      (627)        (683)          (406)
                                                    --------     --------       --------
      Net cash used in investing activities.......   (15,635)      (9,893)        (6,155)
                                                    --------     --------       --------
Cash flows from financing activities:
  Issuance of common stock........................    97,245       25,823         38,398
  Purchase of common stock........................   (18,922)     (10,175)        (9,806)
  Repayment of long-term debt.....................      (453)                       (648)
  Proceeds from long-term debt....................        --        1,978          1,802
  Net repayments of short-term debt...............    (7,596)      (2,045)          (586)
  Payments of pre-acquisition undistributed
   income to former stockholders..................    (8,513)     (11,527)        (8,059)
  Other, net......................................     2,799         (800)          (405)
                                                    --------     --------       --------
Net cash provided by financing activities.........    64,560        3,254         20,696
                                                    --------     --------       --------
Net increase in cash and cash equivalents.........    73,212       12,485         32,144
Cash and cash equivalents at beginning of
 year.............................................    47,236       34,751          2,607
                                                    --------     --------       --------
Cash and cash equivalents at end of year..........  $120,448     $ 47,236       $ 34,751
                                                    ========     ========       ========
Supplemental information:
  Interest payments...............................  $    756     $    420       $    573
  Income tax payments.............................  $ 20,681     $  3,567       $    454

         See accompanying Notes to Consolidated Financial Statements.

                            THE METZLER GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (In thousands, except per share amounts and unless as otherwise indicated)

1. DESCRIPTION OF BUSINESS

  The Metzler Group, Inc. (the "Company") is a leading provider of consulting services to energy-based and related industries. The Company operates as a broad based consulting firm, and provides services through four integrated practice groups: (1) Financial Services; (2) Strategic Services; (3) Expert Services; and
(4) Operational Services. The Company is headquartered in Chicago, Illinois and has regional offices in various cities within the United States, and several international offices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. Prior to 1997, Strategic Decisions Group ("SDG") fiscal year ended on or about March 31. SDG's financial position and results of operations as of and for the 52 week period ended March 29, 1997 are included in the Company's consolidated financial statements as of and for the year ended December 31, 1996. Effective 1997, SDG changed its reporting period to a 52 week fiscal year ending on or about December 31. As a result, the Company's consolidated financial statements as of and for the year ended December 31, 1997 include the results of operations for SDG for a 40 week period ended January 3, 1998. The effect of including the additional 12 weeks of SDG's results of operations in 1997, would have increased the Company's consolidated revenue by $17.4 million. The effect of including SDG's net income for the period would not be significant. The Company's consolidated financial statements as of and for the year ended December 31, 1998 include the results of operations for SDG for a 52 week period ended January 2, 1999.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  Cash equivalents are comprised of highly liquid instruments with original maturities of 90 days or less. The carrying amount of these financial instruments approximates fair value because of the short maturities.

Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives, ranging from three to forty years, of the various classes of property and equipment. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the asset.

Revenue Recognition

  The Company recognizes revenues as the related services are provided. Certain contracts are accounted for on the percentage of completion method whereby revenues are recognized based upon costs incurred in relation to total estimated costs at completion. Provision is made for the entire amount of estimated losses, if any, at the time when they are known.

Stock Based Compensation

  The Company utilizes the intrinsic value-based method of accounting for its stock-based compensation arrangements.

Income Taxes

  Income taxes, including pro forma calculations, are accounted for in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to January 1, 1996, Metzler & Associates, Inc. ("Metzler & Associates") had operated as a C-corporation. Effective January 1, 1996, the stockholders of Metzler & Associates elected to be taxed under Subchapter S of the Internal Revenue Code. During such period, federal income taxes were the responsibility of Metzler & Associates' stockholders as were certain state income taxes. As of the effective date of the election, Metzler & Associates was responsible for Federal built-in-gain taxes to the extent applicable. Accordingly, the consolidated statement of operations for the year ended December 31, 1996 provides for such taxes. The S-corporation election terminated in connection with the consummation of the initial public offering of the Company's common stock on October 4, 1996.

  Prior to December 18, 1997, LECG, Inc. ("LECG") had elected to be taxed under Subchapter S of the Internal Revenue Code for income tax purposes. During such period, federal income taxes were the responsibility of LECG's stockholders as were certain state income taxes. Therefore, the financial statements do not include a provision for federal (and some state) income taxes prior to LECG's initial public offering on December 18, 1997. LECG's S-corporation status terminated on December 18, 1997, thereby subjecting LECG's income to federal and certain other state income taxes at the corporate level. Accordingly, LECG applied the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," for the period ended December 31, 1997. In addition, LECG converted from a cash basis to accrual basis for tax purposes in conjunction with its conversion to a C-corporation. Due to temporary differences in recognition of revenue and expenses, income for financial reporting purposes exceeded income for income tax purposes. The conversion to accrual basis along with these temporary differences resulted in the recognition of a net deferred tax liability (and a corresponding one-time charge to expense) of $2.7 million as of December 31, 1997.

  Prior to August 14, 1998, Peterson Consulting, L.L.C. ("Peterson") was a limited liability company, which, for income tax purposes, was treated as a partnership. Accordingly, the income of Peterson was reported on the individual income tax returns of its members and federal income taxes, as well as certain state income taxes, were the responsibility of its members. Subsequent to August 14, 1998, and based on events unrelated to its acquisition by the Company, Peterson elected C-corporation status, thereby subjecting its income to federal and certain state income taxes at the corporate level. As a result of its acquisition of Peterson, the Company has applied the provisions of SFAS No. 109, and has converted Peterson from the modified cash basis to the accrual basis for tax purposes. Due to temporary differences in recognition of revenue and expense, income for financial reporting purposes has exceeded income for tax reporting purposes. The conversion to accrual basis, along with these temporary differences, resulted in the recognition of a one-time, non-cash charge of $7.2 million to be recorded during the period in which the merger occurred.

Pro Forma Adjustments (unaudited)

  The pro forma adjustments for 1998 include a net reduction of income tax expense to exclude the effect of the one-time, non-cash charge of $7.2 million which resulted from the conversion of Peterson from the modified cash basis to the accrual basis of accounting for tax purposes offset by an increase of $0.6 million in income tax expense that would have been required if certain of the Company's subsidiaries been taxable entities in 1998. The pro forma adjustments for 1998 also reflect a $2.3 million adjustment, net of tax, relating to the impact of a new compensation plan for Peterson executives adopted pursuant to the acquisition. This pro forma presentation, net of related tax effects, is shown solely as the result of changes in compensation that existed following consummation of the merger. These changes would have resulted in reduced compensation in prior periods for Peterson executives, although their duties and responsibilities would have remained largely unchanged.

  The pro forma adjustments for 1997 and 1996 include federal and additional state income tax expense of $2,588 and $6,698, respectively, that would have been required if certain of the Company's subsidiaries which were not taxable entities during those periods had been subject to federal, and certain state, income taxes at the corporate level.

Earnings Per Share

  For the years ended December 31, 1998, 1997 and 1996, earnings per share was computed in accordance with SFAS No. 128 "Earnings Per Share", which the Company adopted during the fourth quarter of 1997. The difference between basic and dilutive shares represents the dilutive effect of common stock options aggregating 1,427, 528 and 329 for the years ended December 31, 1998, 1997 and 1996, respectively.

Foreign Currency Translation

  The balance sheets of the Company's foreign subsidiaries are translated into U.S. dollars using the year-end exchange rate, and sales and expenses are translated using the average exchange rate for the year. The resulting translation gains or losses are recorded as a separate component of stockholders' equity as other comprehensive income.

3. BUSINESS COMBINATIONS

  On July 31, 1997, the Company issued 3.2 million shares of common stock for substantially all the outstanding common stock of Resource Management International, Inc. ("RMI"). Additionally, on August 15, 1997, the Company issued 0.8 million shares of common stock for substantially all of the outstanding common stock of Reed Consulting Group, Inc. ("Reed"). Each of the transactions was accounted for as a pooling of interests. The consolidated financial statements have been restated as if RMI and Reed had been combined for all periods presented. The Company's consolidated statement of operations for the year ended December 31, 1997 includes revenues and net income from RMI and Reed totaling $28,906 and $1,529, respectively, through the dates of acquisition. The consolidated statement of operations for the year ended December 31, 1996 includes revenues and net loss from RMI and Reed totaling $41,460 and $1,119, respectively.

  On August 19, 1998, the Company issued 7.3 million shares of common stock for substantially all the outstanding common stock of LECG. Additionally, on August 31, 1998, the Company issued 5.6 million shares of common stock for substantially all of the outstanding common stock of Peterson. Each of these transactions was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if the companies had been combined for all periods presented. The Company's consolidated statement of operations for the year ended December 31, 1998 includes revenues and net income from LECG and Peterson totaling $97,910 and $6,070, respectively, through the dates of acquisition. The Company's consolidated statements of operations for 1997 and 1996 have been restated to reflect revenues of $113,119 and $88,336, respectively, and net income of $8,732 and $9,422, respectively, for the aggregate of the operations of LECG and Peterson.

  The Company incurred significant costs and expenses in connection with these acquisitions, including legal and accounting, and other various expenses. These costs and expenses were recorded in the consolidated statements of operations during the third quarter in each of the years 1998 and 1997. In 1998, these merger-related costs were $9,589 net of income tax expense of $3,189, and in 1997, these merger-related costs were $774 net of income tax expense of $538.

  During 1998 and 1997, the Company completed nine additional transactions which were accounted for as poolings of interests. The stockholders' equity and the operations of these businesses were not material, individually or in the aggregate, in relation to those of the Company. As such, the Company recorded the combinations by restating stockholders' equity as of the effective date of each acquisition without restating prior period financial statements.

  Effective January 1, 1999, the Company issued 1.6 million shares of common stock for all the outstanding common stock of GeoData Solutions, Inc. (GeoData) and Triad International, Inc. (Triad). Additionally, on February 7, 1999, the Company issued 2.4 million shares of common stock for substantially all of the outstanding common stock of SDG. All of these transactions were accounted for as poolings of interests and, accordingly, the unaudited consolidated financial statements have been restated as if the companies had been combined for all periods presented. The Company's consolidated statements of operations for 1998, 1997 and 1996 have been restated to reflect revenues of $81,123, $59,875 and $67,327, respectively, and net income of $2,587, $1,359 and $1,708, respectively, for the aggregate of the operations of GeoData, SDG and Triad. The amounts in 1997 reflect revenue and net income for SDG for a 40 week time period as described in Note 2 of Notes to Consolidated Financial Statements.



4. STOCKHOLDERS' EQUITY

  On October 4, 1996 the Company completed an initial public offering of its common stock in which 3.9 million shares were sold by the Company, resulting in proceeds of approximately $37 million, net of issuance costs. Concurrent with the completion of the initial public offering and in accordance with an agreement entered into during July 1996 between the Company and a stockholder, the Company redeemed 2.6 million shares of the stockholder's common stock for $7,975.

  On December 18, 1997, LECG completed an initial public offering, resulting in net proceeds of approximately $24.4 million, net of issuance costs.

  On March 2, 1998, the Company completed a secondary offering of its common stock in which an additional 1.5 million shares were sold by the Company, resulting in net proceeds of approximately $36 million. On November 19, 1998, the Company completed a secondary offering of its common stock in which an additional 1.5 million shares were sold by the Company, resulting in net proceeds of approximately $51 million.

5. ACCOUNTS RECEIVABLE

  The components of accounts receivable as of December 31 were as follows:

                                                            1998          1997
                                                          -------       -------
  Billed amounts ......................................   $ 80,234      $64,610
  Engagements in process...............................     27,332       17,834
  Allowance for uncollectible accounts.................     (6,573)      (4,452)
                                                          --------      -------
                                                          $100,993      $77,992
                                                          ========      =======

  Engagements in process represent balances accrued by the Company for services that have been performed but have not been billed to the customer. Billings are generally done on a monthly basis for the prior month's services.

6. PROPERTY AND EQUIPMENT

  Property and equipment, at cost, as of December 31 consisted of:

                                                                            1998    1997
                                                                         --------  --------
   Land and buildings................................................... $  2,878  $    370
   Furniture, fixtures and equipment....................................   35,737    34,267
   Software.............................................................    6,250     3,113
   Leasehold improvements...............................................    6,159     4,282
                                                                         --------  --------
                                                                           51,024    42,032
   Less: accumulated depreciation and amortization......................  (23,400)  (23,129)
                                                                         --------  --------
                                                                         $ 27,624  $ 18,903
                                                                         ========  ========


7. SHORT-TERM AND LONG-TERM DEBT

  The Company had total short-term debt of $3,802 and $11,398 at December 31, 1998 and 1997, respectively. Amounts outstanding at December 31 are as follows:

                                                                          1998    1997
                                                                         ------  -------
   $1,200 in two lines of credit, interest payable quarterly at the bank's prime rate (8.5% at December 31, 1997) plus 1.0%,
    guaranteed by officers of a subsidiary, due April 1, 1998..........  $   --  $ 1,020
   Two lines of credit, $4,100 each, interest payable quarterly at the bank's prime rate (8.5% at December 31, 1997),
    collateralized by accounts receivable of Peterson, outstanding
    balance due on demand..............................................      --    3,300
   $3,645 term loan, payable in monthly installments of $100
    including interest at the bank's prime rate (8.5% at December
    31, 1997), collateralized by accounts receivable of Peterson,
    and subject to renewal annually....................................      --    3,645
   $6,500 revolving line of credit, interest payable daily at the average rate for 30 day commercial paper as published by the
    Wall Street Journal (4.9% at December 31, 1998 and 8.5% at
    December 31, 1997) plus 2.65%, collateralized by certain
    assets of SDG, due October 31, 1999................................   3,344    3,128
   $300 line of credit, interest payable monthly at the bank's prime rate (8.75% at December 31, 1998 and 10.0% at December 31,
    1997) plus 1.0% in 1998 and plus 1.5% in 1997, collateralized by the assets and guaranteed by officers of a subsidiary, due
    May 2000...........................................................     174      134
   $200 line of credit, interest payable monthly at 8.93%,
    collateralized by the assets and guaranteed by the
    assets and guaranteed by officers of a subsidiary..................     140       --
   Other term loans, at variable rates of interest of 9.25%
    through 15.0% with due dates 1999 through 2001.....................     144      624
                                                                         ------  -------
   Total debt..........................................................   3,802   11,851
   Portion classified as long-term.....................................      --      453
                                                                         ------  -------
   Short-term debt.....................................................  $3,802  $11,398
                                                                         ======  =======

  The Company maintains line of credit agreements in the aggregate amount of $21,000 expiring through July 1999. Of this total, $6,575 is available to secure commercial and standby letters of credit. At December 31, 1998, the Company had letters of credit of $2,057 outstanding. The letters of credit expire at various dates through 1999.

8. LEASE COMMITMENTS

  The Company leases its office facilities and certain equipment under operating lease arrangements which expire at various dates through 2008 with renewal options of two to five years. The Company leases office facilities under noncancelable operating leases which include fixed or minimum payments plus, in some cases, scheduled base rent increases over the term of the lease and additional rents based on the Consumer Price Index. Certain leases provide for monthly payments of real estate taxes, insurance and other operating expenses applicable to the property. The total amount of the base rent payments is being charged to expense as incurred. In addition, the Company leases equipment under noncancelable operating leases.

  Future minimum annual lease payments, for the years subsequent to 1998 and in the aggregate, are as follows:


   Year Ending December 31,                                       Amount
   ------------------------                                       -------
   1999.......................................................... $13,448
   2000..........................................................  12,370
   2001..........................................................  11,826
   2002..........................................................   8,842
   2003..........................................................   6,866
   Thereafter....................................................  12,532
                                                                  -------
                                                                  $65,884
                                                                  =======

  Rent expense for operating leases entered into by the Company and charged to operations amounted to $13,211 for 1998, $11,980 for 1997, and $9,586 for 1996.

9. INCOME TAX EXPENSE

  Income tax expense consists of the following:

                                                            December 31,
                                                    ---------------------------
                                                     1998       1997      1996
                                                    -------    ------    ------
  Federal:
    Current.......................................  $20,779    $5,166    $  577
    Deferred......................................    1,688     2,746      (455)
                                                    -------    ------    ------
     Total........................................   22,467     7,912       122
                                                    -------    ------    ------
  State:
    Current.......................................    3,559     1,489       486
    Deferred......................................      404       (78)     (240)
                                                    -------    ------    ------
     Total........................................    3,963     1,411       246
                                                    -------    ------    ------
  Foreign:
     Total........................................       67        34        --
                                                    -------    ------    ------
  Total income tax expense........................  $26,497    $9,357    $  368
                                                    =======    ======    ======

  Income tax expense differs from the amounts estimated by applying the statutory income tax reates to income before income tax expense as follows:

                                                               December 31,
                                                        ---------------------------
                                                         1998      1997      1996
                                                        ------    ------    ------
  Federal tax at statutory rate......................    35.0%     35.0%     35.0%
  State tax at statutory rate, net of federal tax
   benefits..........................................     4.9%      4.6%      4.6%
  Effect of nontaxable interest and dividends........    (1.4%)   (0.85%)    (0.5%)
  Effect of nontaxable entities......................    (1.2%)   (5.20%)   (39.0%)
  Effect of conversion from cash to accrual method of
   accounting for acquired company...................    16.0%      0.0%      0.0%
  Effect of non-deductible merger-related costs......     4.1%      0.0%      0.0%
  Other..............................................     1.2%     (1.4%)     2.0%
                                                         ----      ----      ----
                                                         58.6%     32.1%      2.1%
                                                         ====      ====      ====


 Deferred income taxes result from temporary differences between years in the recognition of certain expense items for income tax and financial reporting purposes. The source and income tax effect of these differences are as follows:

                                                          December 31,
                                                       ------------------
                                                         1998       1997
                                                       -------    -------
  Deferred tax assets:
    State income taxes..............................   $   285    $   (39)
    Allowance for uncollectible receivables.........       194        340
    Deferred compensation...........................     2,826      2,826
    Merger-related costs............................     1,427        382
    Other...........................................       655        621
                                                       -------    -------
     Total deferred tax assets......................     5,387      4,130
                                                       -------    -------
  Deferred tax liabilities:
  Change in accounting method.......................    12,847      9,775
    Other...........................................       916        639
                                                       -------    -------
     Deferred tax liabilities.......................    13,763     10,414
                                                       -------    -------
     Net deferred tax liabilities...................   $ 8,376    $ 6,284
                                                       =======    =======

10. LONG-TERM INCENTIVE PLAN

  On June 30, 1996, the Company adopted a Long-Term Incentive Plan which provides for common stock, common stock-based, and other performance incentives to employees, consultants, directors, advisors, and independent contractors of the Company. As of December 31, 1998, the Company had 5,564 options outstanding at a weighted average exercise price of $23.96 per share which was equal to the fair market value of common stock at the dates of grant. As of December 31, 1998, 166 options were exercisable. In general, the options have a ten year term and are exercisable in annual installments over a four year period following the date of grant.

  The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's compensation expense for the years ended December 31, 1998, 1997 and 1996 would have been increased by $4,833, $1,211 and $102, respectively, net of related income taxes. As a result, the Company's pro forma net earnings available to common stockholders and earnings per common and common equivalent shares would have been reduced to the pro forma amounts indicated below:

                                                                 1998     1997     1996
                                                                -------  -------  -------
  Earnings per common share, as reported:
    Net income...............................................   $18,709  $19,778  $16,865
    Net income per basic share...............................   $  0.46  $  0.55  $  0.48
    Net income per dilutive share............................   $  0.45  $  0.54  $  0.47
  Earnings per common share, fair value method:
    Net income, with compensation expense from fair
     value options...........................................   $13,876  $18,567  $16,763
    Fair value method net income per basic share.............   $  0.34  $  0.51  $  0.48
    Fair value method net income per dilutive share..........   $  0.33  $  0.51  $  0.47

  The weighted average fair value of options granted in 1998, 1997 and 1996 was $5.85, $4.79 and $2.00 respectively. For purposes of calculating compensation cost under SFAS No. 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used in the model for grants made in 1998, 1997 and 1996:

                                                                 1998        1997        1996
                                                               ---------   ---------   ---------
  Expected volatility........................................         45%         45%         40%
  Risk free interest rate....................................        5.0%        5.7%        6.5%
  Dividend yield.............................................          0%          0%          0%
  Expected lives.............................................  2.8 years   2.5 years   3.0 years

  Additional information on the shares subject to options is as follows:

                                   1998                1997                1996
                             ----------------  --------------------  -----------------
                                     Weighted-            Weighted-          Weighted-
                             Number   Average   Number     Average   Number   Average
                               of    Exercise     of      Exercise     of    Exercise
                             Shares    Price    Shares      Price    Shares    Price
                             ------  ---------  ------    ---------  ------  ---------
  Options outstanding at
   beginning of year......   2,643    $16.41      689      $10.37     --      $  --
  Granted.................   3,883     28.22    2,193       18.19     725      10.00
  Exercised...............    (361)    13.07       (3)       8.00     --         --
  Forfeited...............    (601)    24.90     (236)      16.35     (36)      8.00
                             ------             -----                 ---
  Options outstanding at
   end of year............   5,564    $23.96    2,643      $16.41     689     $10.37
                             =====    ======    =====      ======     ===     ======
  Options exercisable at
   year end.............       166    $12.03       33      $ 7.96      --      $  --
                             =====    ======    =====      ======     ===     ======

  The following table summarizes information about stock options outstanding at December 31, 1998 and 1997:

                                      1998                      1997
                          -------------------------  --------------------------
                               Weighted-Average            Weighted-Average
                          -------------------------  --------------------------
                                 Exercise Remaining         Exercise  Remaining
                          Shares  Price      Life    Shares  Price      Life
Range of Exercise Price   ------ -------- ---------  ------ -------- -----------
$0 to $15...............  1,079   $11.85  0.7 years  1,554   $12.45   1.5 years
$16 to $25..............  1,277    20.99  2.5 years  1,089    22.14   2.2 years
$26 to $35..............  3,174    29.06  3.6 years     --       --          --
$36 to $45..............     34    39.30  3.8 years     --       --          --
                          -----                      -----
                          5,564   $23.96  2.8 years  2,643    $16.41  1.8 years
                          =====                      =====

11. EMPLOYEE BENEFIT PLANS

  The Company maintained eight profit sharing and savings plans through December 31, 1998. Eligible employees may contribute a portion of their compensation to their respective operating subsidiaries' plan. The Company, at its discretion matches a percentage of employees' contributions. The Company may also make an annual profit sharing contribution at its discretion. The Company, as sponsor of the plans, uses independent third parties to provide administrative services to the plans. The Company has the right to terminate the plans at any time. The Company contributions to the various plans which were charged to operations were $3,247, $2,509 and $3,186 in the years ended December 31, 1998, 1997, and 1996, respectively.

12. SEGMENT INFORMATION

  The Company has applied the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes standards for reporting information regarding operating segments, products and services, geographic areas and major customers. The Company's operations represent a single reportable segment under the provisions of SFAS No. 131. The Company's operations have a high degree of similarity in their economic and operational characteristics, including the nature of the services provided, the type or class of customers for those services, and the methods used for delivering such services. While the Company has retained certain brand identities associated with its principal operating subsidiaries, these distinctions have not been a critical factor for management in making operating decisions or in assessing performance. In addition, the structure of the Company's internal organization has changed from time to time as a result of acquisition activity and in response to customer, project, personnel or geographic requirements and, as such, discrete financial information is not available on a consistent basis at the operating subsidiary level.

Item 5 (b) Selected Financial Data as of and for each of the five years in the period ended December 31, 1998, as restated.

  The selected financial data set forth below should be read in conjunction with our Financial Statements and related Notes thereto.



                                                                      Years Ended December 31,(1)
                                                       ----------------------------------------------------------
                                                         1998         1997         1996         1995        1994
                                                       --------     --------     --------     -------     --------
Statement of Operations Data:
Revenues............................................   $348,000     $256,655     $219,216    $183,784     $173,848
Cost of services....................................    200,155      148,913      127,525     109,485      104,771
                                                       --------     --------     --------    --------     --------
Gross profit........................................    147,845      107,742       91,691      74,299       69,077
General and administrative
 expenses(2)........................................     92,618       78,393       74,048      72,158       64,697
Merger related costs................................     12,778        1,312           --          --           --
                                                       --------     --------     --------    --------     --------
Operating income....................................     42,449       28,037       17,643       2,141        4,380
Other expense (income), net(2)......................     (2,757)      (1,098)         410      (5,364)       1,155
                                                       --------     --------     --------    --------     --------
Income before income tax expense....................     45,206       29,135       17,233       7,505        3,225
Income tax expense(3)...............................     26,497        9,357          368         913          634
                                                       --------     --------     --------    --------     --------
Net income..........................................   $ 18,709     $ 19,778     $ 16,865    $  6,592     $  2,591
                                                       ========     ========     ========    ========     ========
Pro forma net income(4).............................   $ 27,604     $ 17,190     $ 10,167    $  1,070     $  1,903
                                                       ========     ========     ========    ========     ========
Pro forma net income per
 basic share........................................   $   0.69     $   0.48     $   0.29    $   0.03     $   0.44
                                                       ========     ========     ========    ========     ========
Pro forma net income per
 dilutive share.....................................   $   0.66     $   0.47     $   0.29    $   0.03     $   0.44
                                                       ========     ========     ========    ========     ========

                                                                          As of December 31,(1)
                                                       ------------------------------------------------------------
                                                         1998         1997         1996         1995         1994
                                                       --------     --------     --------     --------     --------
Balance Sheet Data:
Cash and cash equivalents...........................   $120,448     $ 47,236     $ 34,751     $  2,228     $  3,144
Working capital.....................................    141,461       60,408       48,216       13,093       23,942
Total assets........................................    259,938      151,487      117,966       70,470       69,830
Long-term debt, less current portion................         --          453        1,490        1,027       15,961
Total stockholders' equity..........................    168,945       72,240       53,644       14,591       16,985
---------

(1) The amounts above have been restated to reflect the transactions accounted for as poolings of interest as described in Note 3 of Notes to Consolidated Financial Statements.

(2) For the years ended December 31, 1995 and 1994, general and administrative expenses include $4.3 million and $2.2 million, respectively, reported by Peterson for a restructuring charge related to the settlement of obligations under non cancelable operating leases and other moving and transition costs. Other income for the year ended December 31, 1995 includes an extraordinary gain of $5.7 million recorded by Peterson in connection with the extinguishment of certain other debt obligations.

(3) During the periods presented, certain of our operating subsidiaries were entities not subject to federal income taxation. The provision for income taxes for the year ended December 31, 1998 reflects a one-time, non-cash charge of $7.2 million resulting from the conversion of Peterson from the modified cash basis to the accrual basis for tax purposes.

(4) Pro forma net income: (1) for all periods presented prior to 1998 has been adjusted to reflect a provision for income taxes assuming a tax rate of 41% that would have been recorded had all subsidiaries been taxable C corporations during these periods; and (2) for the year ended December 31, 1998 has been increased by $2.3 million to reflect the impact of a new executive compensation plan adopted by Peterson and increased by $7.2 million to reflect the effect of a one-time, non-cash charge to income tax expense which resulted from Peterson's conversion from the modified cash basis to the accrual basis for tax purposes offset by an increase of $0.6 million in income tax expense that would have been required if certain of the Company's subsidiaries been taxable entities in 1998.

Item 5 (c) Unaudited Quarterly Operating Information, as restated.

The following table sets forth certain unaudited quarterly operating information. Except as described below regarding the treatment of including SDG's results of operations for the period ended March 31, 1997, these data have been prepared on the same basis as the audited financial statements contained elsewhere in this Form 10-K and include all normal recurring adjustments necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter. As described in note 2 to the Company's Consolidated Financial Statements, effective in 1997, SDG changed its reporting period to a 52 week fiscal year ending on or about December 31 from a 52 week fiscal year ending on or about March 31. As a result, the Company's Consolidated Statement of Operation for the year ended December 31, 1997 includes SDG's results of operation for a 40 week period. As such, the four quarters for 1997 as shown below do not equal the amounts presented on a fiscal year basis included within the Company's Consolidated Financial Statements.


                                 Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                                   1998      1998      1998       1998      1997      1997      1997       1997
                                 --------  --------  --------   --------  --------  --------  ---------  --------
                                             (In thousands)                           (In thousands)
Revenue........................  $ 78,658  $ 84,468  $ 90,711   $ 94,163  $ 63,350  $ 65,978  $  70,478  $ 74,217
Cost of Sales..................    46,043    47,901    51,863     54,348    36,836    38,228     39,906    43,027
                                 --------  --------  ---------  --------  --------  --------  ---------  --------
Gross Profit...................    32,615    36,567    38,848     39,815    26,514    27,750     30,572    31,190
General and administrative
 expenses......................    22,563    25,619    21,785     22,651    21,198    20,227     22,054    23,136
Merger-related costs...........         0         0    12,778          0         0         0      1,312         0
                                 --------  --------  --------   --------  --------  --------  ---------  --------
Operating Income...............    10,052    10,948     4,285     17,164     5,316     7,523      7,206     8,054
Other Expense (Income), net...       (532)     (942)     (606)      (677)     (124)     (955)       (71)       52
                                 --------  --------  --------   --------  --------  --------  ---------  --------
Pre-Tax Income.................    10,584    11,890     4,891     17,841     5,440     8,478      7,277     8,002
Income taxes...................     4,023     4,410    10,797      7,267     1,265     1,583      1,562     5,012
                                 --------  --------  --------   --------  --------  --------  ---------  --------
Net Income (loss)..............  $  6,561  $  7,480  $ (5,906)  $ 10,574  $  4,175  $  6,895  $   5,715  $  2,990
                                 ========  ========  =========  ========  ========  ========  =========  ========

